BNY/IVY MULTI-STRATEGY HEDGE FUND LLC
                                 One Wall Street
                            New York, New York 10286


                                January 22, 2009

VIA EDGAR
---------

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-0505
Attention:  Christian Sandoe

              Re: BNY/Ivy Multi-Strategy Hedge Fund LLC (the "Registrant")
                  Registration Statement No. 333-152534
                  --------------------------------------------------

Dear Mr. Sandoe:

           Pursuant to Rule 461(a) under the Securities Act of 1933, as amended, the undersigned hereby respectfully requests that the effective date for the above-referenced Registration Statement on Form N-2 be accelerated so that it will be declared effective on January 23, 2009 or as soon as practicable thereafter.

           Please notify Pamela Poland, Esq., of Schulte Roth & Zabel LLP, counsel to the undersigned, at (212) 756-2149 as soon as possible as to the time the Registration Statement has been declared effective pursuant to this acceleration request.

                                       BNY/IVY MULTI-STRATEGY HEDGE FUND LLC

                                       By:  /s/ Joseph Murphy
                                           -------------------------
                                            Name:  Joseph Murphy
                                            Title:  President

                                       BNY HAMILTON DISTRIBUTORS, LLC

                                       By:  /s/ Mark Redman
                                           -------------------------
                                            Name:  Mark Redman
                                            Title:  President

                                       MBSC SECURITIES CORPORATION

                                       By:  /s/ James D. Muir
                                           -------------------------
                                            Name:  James D. Muir
                                            Title:  Assistant Secretary